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                        AMENDMENT TO SERVICING AGREEMENT

         THIS AMENDMENT TO SERVICING AGREEMENT ("Amendment") is entered into as of this ___ day of January, 2005 by and between Gartmore Mutual Funds, an Ohio business trust ("GMF Ohio"), and Gartmore Mutual Funds II, Inc., a Maryland corporation ("GMF II" and together with GMF Ohio, collectively "Gartmore"), and the undersigned service provider company (the "Service Provider").

                                   BACKGROUND

         Gartmore and Service Provider are parties to a Servicing Agreement dated as of ______________ (the "Servicing Agreement"). Pursuant to an agreement, GMF Ohio has agreed to sell, transfer and assign to Gartmore Mutual Funds, a Delaware statutory trust ("GMF Delaware") all or substantially all of GMF Ohio's assets, including, without limitation, the Servicing Agreement (the "Transaction"), which Transaction is expected to close on or about February 28, 2005. The parties desire to amend the Servicing Agreement as described below in connection with the Transaction.

         For good and valuable consideration, receipt of which is hereby acknowledged, intending to be legally bound, the parties agree as follows:

         1. This Amendment is effective upon the consummation of the Transaction.

         2. References in the Servicing Agreement to "Gartmore Mutual Funds" mean GMF Delaware.

         3. Paragraph 12 of the Servicing Agreement is amended by deleting the word "Ohio" in the first sentence of such section and replacing it with the word "Delaware".

         4. Paragraph 14 of the Servicing Agreement is deleted in its entirety and replaced with the following: "14. Organization. Gartmore Mutual Funds is a statutory trust formed under the Delaware Statutory Trust Act under a Certificate of Trust filed with the Secretary of State of the State of Delaware on October 1, 2004."

         5. Service Provider and GMF II hereby consent to the assignment of the Servicing Agreement from GMF Ohio to GMF Delaware.

         6. Except as amended hereby, the Servicing Agreement remains in full force and effect and hereby is ratified and confirmed in all respects.

         7. This Amendment shall be governed by and construed to be in accordance with the substantive laws of the State of Delaware, without reference to choice of law principles thereof.

         8. The parties may enter into this Amendment by executing this document. Alternatively, for the Service Provider, the Service Provider shall accept and be bound by this Amendment after receipt of a copy of this Amendment if the Service Provider provides services under the Servicing Agreement to the Funds (as defined in the Servicing Agreement) and/or accepts compensation therefor.

         9. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

         Executed as of the day and year first written above by the undersigned parties.

GARTMORE MUTUAL FUNDS                       GARTMORE MUTUAL FUNDS II, INC.


By                                          By
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Name:                                       Name:
Title:                                      Title:

SERVICE PROVIDER:
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By
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Name:
Title: